Dated: September 9, 2004

Mark Nordlicht
159 Wykagl Terrace
New Rochelle, NY 10804

Dear Mark,

With regards to the Loan Agreement and the Promissory Note, both attached hereto, and both dated March 8, 2004, please confirm our agreement to the following:

(a) the address of Lender will be changed to:

Mark Nordlicht
159 Wykagl Terrace
New Rochelle, NY 10804

(b) Whereas, Borrower has received cash investments of over $300,000 and Lender agrees to extend the due date of the Note. Therefore, the Note shall be due and payable as soon as possible but no later than December 31, 2004. In the event that the Borrower fails to repay lender by December 31, 2004, the loan will be considered past due and penalties will be added to the principle of the loan at a rate of 20% annually.

Thank you,

Edward J. O'Connor
President

Confirmed by ______________________________
Mark Nordlicht